RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into and shall be deemed effective as of the “Closing,” as that term is defined in the Stock Exchange Agreement dated March 1, 2017 (the “SEA”) between American Housing Income Trust, Inc., a Maryland corporation (“AHIT”) with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and IX Biotechnology, Inc., a Wyoming corporation (“IXB”) with a mailing address for notice purposes of 18662 MacAurthur Blvd., Suite 200 in Irvine, California, 92612. This Agreement is by and between AHIT, and IXB, and its respective control persons, affiliates, directors, officers and agents, including but not limited to Michael Ogburn, Joaquin Flores and Brian Werner, and their respective assigns, heirs or designees (collectively, the “IXB Persons” or individually, an/the “IXB Person”).

WHEREAS, the execution of this Agreement is a condition precedent to performance by AHIT of the SEA pursuant to Section 5.3(7) of the SEA.

WHEREAS, in consideration of the issuance of shares of restricted common stock to IXB shareholders on a pro rata basis under the SEA, IXB has agreed to contribute to AHIT to be operated under a wholly-owned subsidiary post-closing, amongst other things, assets, resources, business relationships, business opportunities, leases, contractual rights and other tangible and intangible assets in furtherance of cannabidol-related biotechnology.

WHEREAS, the IXB Persons, or their subsequent assigns or designees, will be members of the Board of Directors of AHIT after the closing of the SEA, and in the case of Mr. Ogburn, will be the Chief Executive Officer and Chief Financial Officer of AHIT. Following the closing of the SEA, Sean Zarinegar, Kenneth Hedrick and Les Gutierrez will oversee the Real Estate Committee of the Board of Directors (the “Real Estate Committee”).

WHEREAS, in order to protect against the dissipation or disposition of assets contributed by IXB related to cannabidol-related biotechnology, or cannabidol-related biotechnology assets procured by IXB through the actions of the IXB Persons, as members of the Board of Directors post-closing of the SEA, IXB and the IXB Persons have agreed to this Agreement.

WHEREAS, each party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each party expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof. The parties acknowledge that Paesano Akkashian Apkarian, P.C. (“PAA”) has disclosed to it that it is legal counsel to AHIT, and that it does not represent IXB or the IXB Persons in connection with this Agreement. To the extent any conflict of interest exists under the Michigan Rules of Professional Conduct in PAA’s representation of AHIT, IXB waives the conflict. Furthermore, IXB acknowledges that although it has gathered information from AHIT in evaluating this Agreement, it has relied solely on its own review, and the review of its attorneys, accountants and advisors.

WHEREAS, these recitals are not mere statements, but rather material representations relied upon by the parties in entering into this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt of which is acknowledged:

1. Representations of IXB and the IXB Persons. IXB and the IXB Persons, collectively and individually, represent and warrant to AHIT as follows:

(a) As part of the IXB Persons’ appointment to the Board of Directors of AHIT, they are expected to make new contributions of value to AHIT in furtherance of the acquisition, management and deployment of resources in cannabidol-related biotechnology.

(b) The IXB Persons’ appointment creates a relationship of confidence and trust between IXB and AHIT, and with each of them with respect to any information applicable to the business of IXB or AHIT, including but not limited to cannabidol-related biotechnology; or applicable to the business of any client or customer of IXB or AHIT which is made known to them, individually and collectively, by IXB or AHIT, or by any client or customer of IXB or AHIT.

(c) IXB and AHIT possesses and will continue to possess after the closing of the SEA confidential information that has been created, discovered, or developed by, or has otherwise become known to, IXB and/or AHIT, including without limitation, information created, discovered, or developed by, or made known to IXB and the IXB Persons, and/or in which the property rights have been assigned or otherwise conveyed by IXB to AHIT, which information relates to the present or future business of AHIT and IXB (“Proprietary Information”). By way of illustration but not limitation, “Proprietary Information” includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, computer software strategies, forecasts, and customer lists related to either the property assets managed exclusively by the Real Estate Committee, or the cannabidol-related biotechnology assets of IXB.

(d) The IXB Persons represent, collectively and individually, that their performance of all the terms of this Agreement do not and will not breach any prior or current agreements or understandings, whether written or oral, to keep in confidence proprietary information acquired by the IXB Persons prior to the closing of the SEA and before the IXB Person’s association with IXB or AHIT. The IXB Person has not entered into, nor will enter into, any agreement or understanding either written or oral, in conflict herewith.

2. Voting Agreement. IXB and the IXB Persons agree that, post-closing of the SEA, they will vote their controlling interest in IXB or AHIT, and their controlling interest in the Board of Directors in AHIT, to preserve all cannabidol-related biotechnology assets of IXB, including but not limited to, agreeing to amend the Bylaws and Articles of Incorporation of AHIT requiring (a) “super-majority” vote of shareholders, defined as approval of 66% of the issued and outstanding shares entitled to vote on any measure related to the transfer, sale or disposition of cannabidol-related biotechnology, and or real and personal property titled to AHIT or IXB, as a wholly-owned subsidiary of AHIT, related to the development of cannabidol-related biotechnology, and (b) the right of the Real Estate Committee to veto any decision of the Board of Directors controlled by the IXB Persons in taking any action set forth in section (a) of this section.

3. Restrictive Covenants. All Proprietary Information created, discovered, or developed by, or otherwise made known to, AHIT or IXB, at the time of closing or following the closing of the SEA shall be the sole property of AHIT and IXB, as a wholly-owned subsidiary of AHIT, and its assigns. Following the closing of the SEA, IXB, as a wholly-owned subsidiary of AHIT under the control of the IXB Persons, and the IXB Persons, individually and collectively, or their respective assigns, designees or agents will not, without the Real Estate Committee’s express written consent, engage, directly or indirectly, in any employment or activity in any competitive business, other than for AHIT and IXB, and will not circumvent AHIT or IXB associated with any business opportunity in cannabidol-related biotechnology.

In the event of the termination of the IXB Person’s employment or position on the Board of Directors for any reason, or disassociation by the IXB Person from IXB or AHIT (a/the “Disassociated IXB Person”), and for five (5) years thereafter, the Disassociated IXB Person agrees to the following provisions and restrictive covenants:

(a) The Disassociated IXB Person will deliver to AHIT and IXB all documents and data of any nature pertaining to his work with AHIT and IXB. The Disassociated IXB Person will not take with him any documents or data of any description, or any reproduction of any description, containing or pertaining to any Proprietary Information created, discovered or developed by, or made known to, the Disassociated IXB Person during the period of his affiliation with AHIT or IXB.

(b) The Disassociated IXB Person agrees not to solicit or in any manner encourage IXB Persons, actual customers, prospective customers or agents servicing AHIT or IXB to leave their employ or transition business in any manner from AHIT or IXB, and, further, during such period, the IXB Person will not offer employment to, or cause employment to be offered to, any person who is employed by AHIT or IXB at any time during the six months before the termination of the Disassociated IXB Person’s affiliation with AHIT or IXB.

(c) The Disassociated IXB Person will promptly disclose to the AHIT and IXB, or any persons designated by them, all improvements, inventions, formulae, computer software processes, techniques, know-how, and data (collectively, “Inventions”), whether or not patentable, made or conceived or reduced to practice as learned by the Disassociated IXB Person, either alone or jointly with others, during the period of the Disassociated IXB Person’s affiliation with IXB or AHIT (whether during or after normal business hours), which are related to or are useful in the development and marketing of the products of IXB or AHIT, or which result from tasks assigned to the Disassociated IXB Person by IXB or AHIT, or result from the use of the premises, equipment, or materials owned, leased, or contracted for by IXB or AHIT.

(d) All Inventions shall be the sole property of IXB or AHIT, as the case may be, and its assigns, and IXB or AHIT, and its assigns, shall be the sole owner of all patents, copyrights, and other rights in connection with the Inventions. The Disassociated IXB Person agrees to assign to IXB or AHIT, as the case may be, any rights he may have or acquire in all Inventions. As to all Inventions, the Disassociated IXB Person will assist IXB and AHIT, in every proper way (but at IXB’s or AHIT’s expense) to obtain and from time to time enforce patents and inventions in any and all countries, and to that end, the Disassociated IXB Person will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as IXB and AHIT may desire, together with any assignment thereof to IXB or AHIT, as the case may be, or persons designated by it. The Disassociated IXB Person’s obligation to assist IXB and AHIT in obtaining and enforcing patents for Inventions in any and all countries shall continue beyond the termination of the Disassociated IXB Person’s association with IXB or AHIT, but IXB or AHIT shall compensate the Disassociated IXB Person at a reasonable rate after such disassociation for time actually spent by the Disassociated IXB Person at IXB’s or AHIT’s request of such assistance.

(e) The IXB Person and a Disassociated IXB Person agrees that he will not in any way, directly or indirectly, (i) solicit, induce, influence, or attempt to solicit, induce, or influence any customers, clients, or joint venturers of IXB or AHIT; (ii) solicit, induce, influence, or attempt to solicit, induce, or influence for any business endeavor any IXB Person, or stockholder, partner, lessor, or supplier of IXB or AHIT to discontinue or reduce or modify the extent of their relationship with IXB or AHIT; or (iii) otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between IXB and/or AHIT and any other person. If any portion of this noncompetition covenant is deemed not to be enforceable by a court of competent jurisdiction because it is deemed overly broad in terms of time or the geographic area covered, this noncompetition covenant shall not be void but shall be modified to extend through a reasonable time period and/or geographic area.

4. Remedies for Breach. In addition to any other rights and remedies available to IXB or AHIT for any breach by an IXB Person of his duties or obligations under this Agreement, IXB or AHIT shall be entitled to enforcement of any duty or obligation under this Agreement by court injunction in a court of competent jurisdiction and in accordance with the laws of the jurisdiction chosen unilaterally by the Company, or pursuant to the arbitration provision under Section 7, below.

5. Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, the provision shall be severed and all remaining provisions shall continue in full force and effect. This Agreement shall be binding on the IXB Person, and his or her heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns.

6. Jurisdiction of Disputes and Applicable Law. This Agreement has been negotiated, executed, and delivered in the State of Arizona, and shall be governed in all aspects by the laws of the jurisdiction of the State of Arizona. Subject to Section 7, below, any and all disputes, controversies, or claims arising out of or in connection with or relating to this Agreement, The Parties agree that any dispute arising out of, or relating in any way to, this Agreement that has not been resolved by good-faith negotiations will be finally submitted to binding arbitration through the American Arbitration Association.  The arbitration and shall be governed by the then-current AAA Commercial Arbitration Code and will be conducted by a single arbitrator.  The arbitration will comply with all aspects of the Federal Arbitration Act, and judgment on the award rendered by the arbitrator (if any) may be entered by any court of proper jurisdiction. The place of arbitration will be Phoenix, Arizona. The arbitrators are not empowered to award damages in excess of any lawful limitations on damages provided in this agreement.  The substantive law governing any dispute will be the laws of the State of Arizona. The statute of limitations of the State of Arizona applicable to the commencement of the lawsuit will apply to the commencement of an arbitration under this section. Cost of arbitration shall be shared equally by the parties, provided that each party shall pay for and bear the cost of his or her own experts, evidence, and attorney fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction to do so.

7. Equitable Relief. Because IXB and AHIT do not have an adequate remedy at law to protect its business from the breach of an IXB Person’s covenants under this Agreement, IXB or AHIT, as the case may be, shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Agreement, be available to IXB or AHIT. Each IXB Person agrees to submit to the jurisdiction of the court in which IXB or AHIT seeks such equitable relief provided that such jurisdiction is reasonably accessible to the IXB Person. In the event of such a breach, in addition to any other remedies, IXB or AHIT, as the case may be, shall be entitled to receive from the IXB Person in breach of this Agreement payment of, or reimbursement for, its reasonable attorney fees and disbursements incurred in enforcing any such provision.

8. Royalty Payments as Liquidated Damages. The IXB Persons agree that IXB or AHIT, as the case may be, may elect a remedy of liquidated damages equal to the amount of any and all gross sales or revenues earned by an IXB Person in breach of this Agreement for the benefit of any future employer or principal under an independent contract agreement using the Proprietary Information or Inventions, or any derivatives thereof (hereinafter referred to as “Royalties”). The IXB Persons agree to produce this Agreement to any future employer or principal in order to put them on notice of his or her duties and obligations under this Agreement and IXB’s and/or AHIT’s rights to Royalties, and the IXB Person agrees to provide IXB and AHIT a monthly accounting of Royalties. The IXB Person agrees that payments of any Royalties are due within fourteen (14) days upon receipt by the IXB Person or the IXB Person’s future employer or principal. The IXB Person further agrees that IXB or AHIT may produce this Agreement to any payor or customer of the IXB Person’s future employer or principal requesting that payments of any Royalties be made directly to IXB or AHIT.

9. Press Releases. Other than any required filings under the federal securities laws, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Agreement, nor the nature of the transaction contemplated by this Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under the federal securities laws to be made in a filing with the SEC), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the parties.

10. Expenses. Regardless of whether this Agreement is executed, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

12. Amendment. Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission, emailed PDFs, or other electronic means of communication and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Closing defined in the SEA.

AMERICAN HOUSING INCOME TRUST, INC.

By: /s/ Sean Zarinegar

Sean Zarinegar

Chairman of the Board

Authorized by Board of Directors

IX BIOTECHNOLOGY, INC.

By: /s/ Michael Ogburn

Michael Ogburn

President

Authorized by Board of Directors

By: /s/ Michael Ogburn

Michael Ogburn

By: /s/ Joaquin Flores

Joaquin Flores

By: /s/ Brian Werner

Brian Werner

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